EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-11894, 333-13268, 333-105473, 333-144825, 333-160330, 333-170676, 333-190437, 333-210438, 333-230388 and 333-264535) pertaining to the equity incentive plans of AudioCodes Ltd. of our reports dated March 30, 2026, with respect to the consolidated financial statements of AudioCodes Ltd., and the effectiveness of internal control over financial reporting of AudioCodes Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

Tel Aviv, Israel
March 30, 2026	/s/ KOST FORER GABBAY & KASIERER
A member of EY Global